As filed with the Securities and Exchange Commission on August 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

International Paper Company

(Exact name of registrant as specified in its charter)

New York	13-0872805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address, including Zip Code, of Principal Executive Office)

INTERNATIONAL PAPER COMPANY

SALARIED SAVINGS PLAN

INTERNATIONAL PAPER COMPANY

HOURLY SAVINGS PLAN

(Full title of the plans)

Sharon R. Ryan, Esq.

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

(901) 419-9000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Lawrence K. Cagney, Esq.

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	40,000,000 (1)	$45.44	$1,817,600,000 (2)	$183,032.32

(1)	Includes 23,000,000 shares of International Paper Company (the “Company”) Common Stock, par value $1.00 per share (the “Common Stock”), relating to the International Paper Company Salaried Savings Plan (the “Salaried Savings Plan”), and 17,000,000 shares of Common Stock relating to the International Paper Company Hourly Savings Plan (the “Hourly Savings Plan”), plus an indeterminate number of additional shares which may be offered and issued under both plans to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the Salaried Savings Plan and Hourly Savings Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for purpose of computing the registration fee, based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on August 2, 2016.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Registration statements were filed on August 4, 1992 (File No. 033-50438), on August 13, 1999 (File No. 333-85133) and on June 20, 2000 (File No. 333-037390) (collectively, the “Salaried Plan Registration Statements”) to register under the Securities Act, among other things, shares of Common Stock issuable under the Salaried Savings Plan and the Champion International Corporation Savings Plan #077 (collectively, the “Prior Salaried Plans”). Effective as of April 1, 2002, the Prior Salaried Plans were merged into the Salaried Savings Plan. Registration statements were filed on January 6, 2010 (File No. 333-164230), on October 21, 2008 (File No. 333-154522), on August 15, 2007 (File No. 333-145459), on October 14, 2005 (File No. 333-129011) and on April 8, 2002 (File No. 333-85830) (together with the Salaried Plan Registration Statements, the “Prior Salaried Plan Registration Statements”) to register under the Securities Act, among other things, shares of Common Stock issuable under the Salaried Savings Plan.

Registration statements were filed on December 6, 1990 (File No. 033-38133), on May 3, 1999 (File No. 333-75325), on August 13, 1999 (File No. 333-85133) and on June 20, 2000 (File No. 333-37390) (collectively, the “Hourly Plan Registration Statements”) to register under the Securities Act, among other things, shares of Common Stock issuable under the Hourly Savings Plan, the International Paper Company Retirement Savings Plan, Union Camp Corporation Franklin Employee Investment Plan, Union Camp Corporation Savannah Employee Investment Plan, Union Camp Corporation Prattville Employee Investment Plan, Union Camp Corporation Employees Investment Plan, Union Camp Corporation Employees Savings and Investment Plan and Champion International Corporation Savings Plan for Hourly Employees #158 (collectively, the “Prior Hourly Plans”). Effective as of April 1, 2002, the Prior Hourly Plans were merged into the Hourly Savings Plan. Registration statements were filed on January 6, 2010 (File No. 333-164230), on October 21, 2008 (File No. 333-154522), August 15, 2007 (File No. 333-145459), on October 14, 2005 (File No. 333-129011) and on April 8, 2002 (File No. 333-85822) (together with the Hourly Plan Registration Statements, the “Prior Hourly Plan Registration Statements,” and collectively with the Prior Salaried Plan Registration Statements, the “Prior Registration Statements”) to register under the Securities Act, among other things, shares of Common Stock issuable under the Hourly Savings Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act to register an additional 40,000,000 shares of Common Stock, consisting of 23,000,000 shares relating to the Salaried Savings Plan and 17,000,000 shares relating to the Hourly Savings Plan. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statements. This Registration Statement incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities Exchange Commission (the “Commission”) by the Company, the Salaried Savings Plan and the Hourly Savings Plan pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference as of their respective dates of filing (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Commission on February 25, 2016 (File No. 001-03157);

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and June 30, 2016, filed with the Commission on May 5, 2016 and August 5, 2016, respectively (File No. 001-03157);

(3)	the Company’s Current Reports on Form 8-K filed with the Commission on February 3, 2016, February 8, 2016, March 22, 2016, April 27, 2016, May 2, 2016, May 9, 2016, June 17, 2016 and July 28, 2016 (File No. 001-03157);

(4)	the Salaried Savings Plan Annual Report on Form 11-K for the year ended December 31, 2015, filed with the Commission on June 27, 2016 (File No. 001-03157);

(5)	the Hourly Savings Plan Annual Report on Form 11-K for the year ended December 31, 2015, filed with the Commission on June 27, 2016 (File No. 001-03157);

(6)	all other reports filed by the Company, the Salaried Savings Plan and the Hourly Savings Plan pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended since December 31, 2015; and

(7)	the description of the Company’s capital stock, which is contained in the Company’s registration statement on Form 8-A, dated July 20, 1976, as amended.

All documents filed by the Company, the Salaried Savings Plan and the Hourly Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, in April 2015, the Financial Accounting Standards Board (the “FASB”) issued a new standard that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued additional guidance which clarified that debt issuance costs related to line-of-credit arrangements can be presented in the balance sheet as an asset and amortized over the term of the line-of-credit arrangements. The recognition and measurement guidance for debt issuance costs were not affected by these amendments.

The Company adopted this guidance with retroactive application from December 31, 2015 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (filed with the Commission on May 5, 2016), incorporated by reference in this Registration Statement. However, as the retroactive application of the standard to the Company’s annual consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the Commission on February 25, 2016), also incorporated by reference in this Registration Statement, was not considered material, the Company has not adjusted the December 31, 2014 historic amounts included in those annual consolidated financial statements to reflect the retroactive application of this standard. Had the Company retroactively adjusted those consolidated financial statements, debt issuance costs of approximately $47 million for the year ended December 31, 2014, previously classified within Deferred charges and other assets, would have been netted against Long-term debt in the Consolidated Balance Sheet.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a corporation formed under the laws of the State of New York. Section 721 of the New York Business Corporation Law (“B.C.L.”) provides that, in addition to indemnification provided in Article 7 of the B.C.L., a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the B.C.L. provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the B.C.L. in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the B.C.L. specifies the manner in which payment of indemnification under Section 722 of the B.C.L. or indemnification permitted under Section 721 of the B.C.L. may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the B.C.L. provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and paragraph (a) of Section 723. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article VII of the restated certificate of incorporation of the Company provides in part as follows:

“Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.”

Article IX of the By-laws, as amended, of the Company provides as follows:

“The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.”

The Company has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the B.C.L. and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the B.C.L. as permitted by Section 721 of the B.C.L.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 8, 2016.

INTERNATIONAL PAPER COMPANY

By:	/s/ Sharon R. Ryan
	Name:	Sharon R. Ryan
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Salaried Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 8, 2016.

INTERNATIONAL PAPER COMPANY
SALARIED SAVINGS PLAN

By:	/s/ Mark M. Azzarello
	Name:	Mark M. Azzarello
	Title:	Plan Administrator

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Hourly Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 8, 2016.

INTERNATIONAL PAPER COMPANY
HOURLY SAVINGS PLAN

By:	/s/ Mark M. Azzarello
	Name:	Mark M. Azzarello
	Title:	Plan Administrator

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Carol L. Roberts, Sharon R. Ryan and Alan R. Haguewood his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments which said attorneys-in-fact and agent may deem necessary or advisable in order to enable International Paper Company to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Mark S. Sutton	Chairman, Chief Executive Officer and Director	August 8, 2016
Mark S. Sutton	(Principal Executive Officer)

/s/ Carol L. Roberts	Senior Vice President and Chief Financial Officer	August 8, 2016
Carol L. Roberts	(Principal Financial Officer)

/s/ Vincent P. Bonnot	Vice President—Finance and Controller	August 8, 2016
Vincent P. Bonnot	(Principal Accounting Officer)

/s/ David J. Bronczek	Director	August 8, 2016
David J. Bronczek

/s/ William J. Burns	Director	August 8, 2016
William J. Burns

/s/ Ahmet C. Dorduncu	Director	August 8, 2016
Ahmet C. Dorduncu

/s/ Ilene S. Gordon	Director	August 8, 2016
Ilene S. Gordon

/s/ Jay L. Johnson	Director	August 8, 2016
Jay L. Johnson

/s/ Stacey J. Mobley	Director	August 8, 2016
Stacey J. Mobley

/s/ Joan E. Spero	Director	August 8, 2016
Joan E. Spero

/s/ John L. Townsend, III	Director	August 8, 2016
John L. Townsend, III

/s/ William G. Walter	Director	August 8, 2016
William G. Walter

/s/ J. Steven Whisler	Director	August 8, 2016
J. Steven Whisler

/s/ Ray G. Young	Director	August 8, 2016
Ray G. Young

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits*

4.1	Restated Certificate of Incorporation of International Paper Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 13, 2013, File No. 001-03157).

4.2	By-laws of International Paper Company, as amended through February 9, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 8, 2016, File No. 001-03157).

5.1	Opinion of Debevoise & Plimpton LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Deloitte & Touche LLP (filed herewith).

23.4	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney of certain officers and directors (included on the signature page of the Registration Statement).

*	International Paper Company hereby undertakes that it will submit or has submitted the Salaried Savings Plan and the Hourly Savings Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.